Exhibit 99.1

Tronox Incorporated Reports Preliminary

2005 Fourth-Quarter Earnings

Oklahoma City, Jan. 24, 2006 – Tronox Incorporated (NYSE: TRX) today reported preliminary results for the fiscal fourth quarter and the fiscal year ended Dec. 31, 2005.

Highlights

•      Income from continuing operations rose to $11.3 million ($0.28 per diluted common share) in the 2005 fourth quarter from $0.1 million in the 2004 period.

•      Net income was $5.5 million in the 2005 fourth quarter, compared with a 2004 fourth-quarter net loss of $0.4 million.

•      Adjusted EBITDA increased 15% in the fourth quarter of 2005 to $52.3 million from $45.5 million in the 2004 fourth quarter.

•      For the full year 2005, adjusted EBITDA increased 44% to $233.0 million from $162.2 million in 2004.

•      Tronox achieved record fourth-quarter production volumes for existing pigment plants.

•      The initial public offering of Tronox Incorporated Class A common stock was successfully completed on Nov. 28, 2005.

Results of Operations

Tronox reported income from continuing operations for the 2005 fourth quarter of $11.3 million ($0.28 per diluted common share), compared with income from continuing operations in the 2004 fourth quarter of $0.1 million.  The increase was primarily due to improved gross margins resulting from higher titanium dioxide (TiO2) prices.  Income from continuing operations for 2005 was $45.7 million ($1.13 per share), compared with a 2004 loss from continuing operations of $81.8 million.  Higher average TiO2 selling prices in 2005 and one-time costs incurred in 2004 in connection with the shutdown of the company’s sulfate facility in Savannah, Ga., were the primary drivers for this increase.

The company’s net income for the 2005 fourth quarter was $5.5 million ($0.14 per share), compared with a net loss of $0.4 million for the 2004 fourth quarter.  Net income for 2005 was $18.1 million ($0.45 per share), compared with a net loss of $127.6 million in 2004.

Fourth-quarter 2005 sales were $346.5 million, a decrease of 4%, compared with $361.9 million in the prior-year period.  The decrease was primarily due to reduced volumes as a result of shutting down the Savannah sulfate facility in 2004; an unplanned shutdown of the Kwinana, Western Australia, pigment plant for approximately two weeks during the 2005 fourth quarter necessitated by a shutdown of a third-party process gas supplier; and the timing of TiO2 shipments.  Sales for 2005 totaled $1,364.0 million, a 5% increase from 2004.

Adjusted EBITDA increased 15% to $52.3 million in the fourth quarter of 2005.  Adjusted EBITDA was $233.0 million in 2005, compared with $162.2 million in 2004.

			12 Months Ended
(Millions of dollars, except	Fourth Quarter		Dec. 31,
per-share amount)	2005	2004	2005	2004
Income (Loss) from Continuing Operations	$11.3	$0.1	$45.7	$(81.8)
Loss from Discontinued Operations	(5.8)	(0.5)	(27.6)	(45.8)
Net Income (Loss)	$5.5	$(0.4)	$18.1	$(127.6)

Diluted Earnings Per Share (1)
Income from Continuing Operations	$0.28		$1.13
Loss from Discontinued Operations	(0.14)		(0.68)
Net Income	$0.14		$0.45

Adjusted EBITDA (2)	$52.3	$45.5	$233.0	$162.2

(1) The initial public offering of Tronox Incorporated Class A common stock was completed on Nov. 28, 2005.  Earnings per share for the period prior to this date have been presented using the Tronox common shares outstanding as of Dec. 31, 2005.

(2) Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure.  Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants.  It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures.

In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss).  Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  A detailed reconciliation to the comparable GAAP financial measures can be found on page 11 of this news release and also can be found in the Investor Relations section of the company’s website at www.tronox.com/ir/index.htm.

“We completed our initial public offering in November and continue to focus on the execution of our strategy to add value for shareholders through increased cash flow, profits and returns,” said Tom Adams, Tronox chief executive officer.  “In 2005, we introduced our strategic plan to extract more value from our existing assets through a disciplined approach to driving our business from the customer perspective.  The strategy entails adding value through end-use market segmentation, operational excellence and supply-chain initiatives focused on continuous improvement in all areas of our business.  I’m pleased to report that this value strategy is resulting in improvements throughout our company.

“Last year, we capitalized on higher margin markets worldwide and increased production rates, capacities and uptime,” said Adams.  “The successful execution of our strategies contributed to our improved adjusted EBITDA of $233 million in 2005 — a 44% increase over 2004.”

“As we move forward, we will maintain a strict focus on and disciplined approach to the execution of our plans by ensuring our employees are aligned with our strategy and incentivized to deliver results that improve shareholder return in 2006,” said Adams.

2006 Outlook

In 2006, based on expected global pigment demand growth of 4% to 6% and a continued tightening of supply and demand, Tronox estimates its earnings per share on income from continuing operations will grow quarter over quarter throughout the year.  However, as a stand-alone company, Tronox estimates that 2006 selling, general and administrative expenses (SG&A) will increase by approximately $15 million to $20 million, compared with 2005

SG&A costs.  Tronox also estimates 2006 interest expense will increase by approximately $28 million to $32 million over 2005 interest expense.

To meet estimated global pigment demand growth in 2006, the company expects to operate at high capacity utilization rates based on tight supply and demand fundamentals.  In 2006, Tronox estimates its capital expenditures will be approximately $94 million, which includes process, safety and environmental projects to maintain current production levels, and improvements to decrease costs, introduce new grades, and provide organic growth in volumes to meet market growth expectations.

Tronox is in the early commercialization phase of its new grade of pigment for use in flat-grade paints.  This new high-performance product is being produced at the company’s plant in Hamilton, Miss., and is receiving positive customer feedback.

Titanium Dioxide Pigment Results

Tronox’s pigment sales for the fourth quarter of 2005 were $322.8 million, compared with $339.0 million in the same 2004 period.  Pigment sales increased 5% to $1,267.0 million in 2005, up from $1,208.4 million in 2004.

Pigment sales volumes for the 2005 fourth quarter decreased 12% from the prior-year period, primarily due to the shutdown of the Savannah sulfate facility; an unplanned shutdown of the Kwinana, Western Australia, pigment plant for approximately two weeks during the 2005 fourth quarter necessitated by a shutdown of a third-party process gas supplier; and the timing of TiO2 shipments.

Pigment production volumes increased to record levels in the fourth quarter of 2005 even with the Kwinana plant temporary shutdown, excluding volumes from the Savannah sulfate facility that was shut down in 2004.  Pigment production in 2005 was 589,000 tonnes.

Pigment operating profit in the 2005 fourth quarter was $21.2 million, compared with $4.9 million for the same prior-year period.  The improvement in operating results primarily was due to higher average TiO2 prices.  Pigment operating profit for 2005 was $101.4 million, compared with a loss of $86.5 million in 2004, primarily a result of higher average TiO2 selling prices and one-time costs incurred in 2004 in connection with the shutdown of the Savannah sulfate facility.

Electrolytic and Other Chemical Results

Electrolytic and other chemical sales for the 2005 fourth quarter were $23.7 million, compared with $22.9 million in the 2004 fourth quarter.  In 2005, electrolytic and other chemical sales increased to $97.0 million from $93.4 million in 2004.

Electrolytic and other chemical operating profit for the 2005 fourth quarter was $0.5 million, compared with $0.2 million in the 2004 period.  Operating loss for 2005 for the electrolytic and other chemical segment was $5.8 million, compared with a loss of $0.6 million in 2004.

Debt and Cash Balances

 At Dec. 31, 2005, Tronox had debt outstanding of $550 million and cash and cash equivalents of $69 million.  On Nov. 28, 2005, the initial public offering of Tronox Incorporated Class A common stock was completed, and Tronox common stock held by Kerr-McGee Corp. (NYSE: KMG) was converted into approximately 22.9 million shares of Tronox Incorporated Class B common stock.  In the 2005 fourth quarter, Tronox subsidiaries, Tronox Worldwide LLC and Tronox Finance Corp., issued $350 million of unsecured notes at a fixed rate of 9.50% per annum, due 2012, in a concurrent private offering.  In addition, Tronox Worldwide, as borrower, entered into a senior secured credit facility consisting of a $200 million term loan facility and a $250 million revolving credit facility, with no amount outstanding under the revolver at Dec. 31, 2005.

Discontinued Items

Discontinued items in the 2005 fourth quarter include a provision for litigation matters related to the company’s historical creosote and refining operations of $5.7 million, after tax.

On Jan. 17, 2006, Tronox announced that it will receive $20.5 million in cash from the United States as a result of the settlement of its lawsuit against the United States for contribution to the costs of perchlorate remediation at the company’s Henderson, Nev., site.  In addition, the United States has agreed to pay 21% of the future response costs that Tronox may incur on or after Jan. 1, 2011.  The $20.5 million will be recorded as income from continuing operations in the 2006 first quarter.

Conference Call

Tronox will hold a conference call today at 11 a.m. EST to discuss its fourth-quarter and fiscal 2005 financial and operating results and expectations for the future.  Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-866-277-1181 in the United States, or 1-617-597-5358 outside the United States.  The code for both dial-in numbers is #84521792.  A replay of the call will be available for 48 hours at 1-888-286-8010 in the United States or 1-617-801-6888 outside the United States.  The code for the replay is #35246687.  The webcast will be archived for 30 days on the company’s website.

About Tronox

Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes.  Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products.  The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries.  In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.  For information on Tronox, visit www.tronox.com.

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Forward-Looking Statements:  Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words.  Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in Tronox’s registration statement on Form S-1, as filed with the U.S. Securities and Exchange Commission on June 6, 2005, and as last amended on Nov. 21, 2005.  Actual results and developments may differ materially from those expressed or implied in this news release.  The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

06-

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES

Preliminary and Unaudited

	Fourth Quarter Ended December 31,		Year Ended December 31,
(Millions of dollars, except per-share amounts)	2005	2004	2005	2004
Consolidated Statement of Operations
Net sales	$346.5	$361.9	$1,364.0	$1,301.8
Cost of sales	296.2	324.9	1,143.8	1,168.9
Gross Margin	50.3	37.0	220.2	132.9
Selling, general and administrative expenses	29.3	29.9	115.2	110.1
Restructuring charges	—	0.9	—	113.0
Provision for environmental remediation and restoration, net of reimbursements	0.1	1.0	17.1	4.6
	20.9	5.2	87.9	(94.8)
Interest and debt expense	(4.5)	(0.1)	(4.5)	(0.1)
Other income (expense)	(1.7)	(5.2)	(13.8)	(25.2)

Income (Loss) from Continuing Operations before Income Taxes	14.7	(0.1)	69.6	(120.1)
Income Tax Benefit (Provision)	(3.4)	0.2	(23.9)	38.3
Income (Loss) from Continuing Operations	11.3	0.1	45.7	(81.8)
Loss from Discontinued Operations, net of taxes	(5.8)	(0.5)	(27.6)	(45.8)
Net Income (Loss)	$5.5	$(0.4)	$18.1	$(127.6)

Income (Loss) per Common Share
Basic and diluted -
Continuing operations	$0.28		$1.13
Discontinued operations	(0.14)		(0.68)
Net income	$0.14		$0.45

Weighted average shares outstanding (thousands) (a)
Basic and diluted	40,369		40,369

(a)          The shares outstanding at the initial public offering date have been used for all periods presented, which represent pro forma basic and diluted earnings per share as if the shares had been outstanding the entire periods.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES

Preliminary and Unaudited

	Fourth Quarter Ended December 31,		Year Ended December 31,
(Millions of dollars)	2005	2004	2005	2004
Segment Information
Net sales
Pigment	$322.8	$339.0	$1,267.0	$1,208.4
Electrolytic and other chemical products	23.7	22.9	97.0	93.4
Total	$346.5	$361.9	$1,364.0	$1,301.8

Operating profit (loss)
Pigment	$21.2	$4.9	$101.4	$(86.5)
Electrolytic and other chemical products	0.5	0.2	(5.8)	(0.6)
	21.7	5.1	95.6	(87.1)

Expenses of nonoperating sites	(0.8)	0.1	(2.1)	(5.5)
Provision for environmental remediation and restoration	—	—	(5.6)	(2.2)
Total operating profit (loss)	20.9	5.2	87.9	(94.8)

Interest and debt expense	(4.5)	(0.1)	(4.5)	(0.1)
Other income (expense)	(1.7)	(5.2)	(13.8)	(25.2)
Income tax benefit (provision)	(3.4)	0.2	(23.9)	38.3
Loss from discontinued operations, net of taxes	(5.8)	(0.5)	(27.6)	(45.8)
Net Income (Loss)	$5.5	$(0.4)	$18.1	$(127.6)

			At December 31,
			2005	2004
Selected Balance Sheet Information
Cash and Cash Equivalents			$69.0	$23.8
Current Assets			775.1	599.5
Total Assets			1,744.2	1,595.9
Current Liabilities			370.2	359.3
Long-term Debt			548.0	—
Business / Stockholders’ Equity			487.8	889.9

Shares outstanding at period-end (thousands)			40,369

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES

Preliminary and Unaudited

	Fourth Quarter Ended December 31,		Year Ended December 31,
(volumes and capacity in thousands of tonnes)	2005	2004	2005	2004
Selected Information
Titanium Dioxide Operating Statistics (a)
Production volumes
100% owned facilities	127.4	118.8	484.4	477.3
50% owned production - Tiwest joint venture	13.1	13.5	52.3	53.5
Total Tronox production	140.5	132.3	536.7	530.8
Product purchased from Tiwest joint venture partner	13.1	13.5	52.3	53.5
Total production marketed by Tronox	153.6	145.8	589.0	584.3

Annual production capacity
100% owned facilities			514.0	514.0
50% owned production - Tiwest joint venture			55.0	55.0
Total Tronox production capacity			569.0	569.0
Production capacity of Tiwest joint venture partner			55.0	55.0
Total production capacity available for Tronox to market			624.0	624.0

Percentage change in average pigment selling price in U.S. dollars
Q4, 2005 vs. Q3, 2005	-0.8%

(millions of dollars)
Selected Cash Flow Information
Net cash provided by operating activities	$50.6	$110.0	$63.6	$190.8
Depreciation and amortization	25.0	27.7	103.1	104.6
Capital expenditures	35.9	28.8	87.6	92.5

(a)          Excludes production volumes from our Savannah sulfate facility, which was closed in September 2004, of nil for the three months ended December 31, 2004 and 17.7 tonnes for the year ended December 31, 2004.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES

Preliminary and Unaudited

	Fourth Quarter Ended December 31,		Year Ended December 31,
(Millions of dollars)	2005	2004	2005	2004
Adjusted EBITDA
Net income (loss)	$5.5	$(0.4)	$18.1	$(127.6)
Interest and debt expense	4.5	0.1	4.5	0.1
Net interest expense on borrowings with affiliates (a)	1.6	2.9	12.5	9.5
Income tax provision (benefit)	0.3	(0.6)	9.1	(63.0)
Depreciation and amortization expense	25.0	27.7	103.1	104.6
EBITDA	36.9	29.7	147.3	(76.4)

Savannah sulfate facility shutdown costs	—	0.3	—	29.0
Loss from discontinued operations	8.9	0.7	42.4	69.7
Provision for environmental remediation and restoration, net of reimbursements	0.1	1.0	17.1	4.6
Extraordinary, unusual or non-recurring items	—	(0.3)	—	(0.3)
Noncash items constituting:
(Gain) loss on sales of accounts receivable	0.1	2.4	(0.1)	8.2
Write-downs of property, plant and equipment and other assets	—	4.4	8.5	104.8
Impairment of intangible assets	—	—	—	7.4
Asset retirement obligations	0.2	—	1.2	—
Other items	6.1	7.3	16.6	15.2
Adjusted EBITDA	$52.3	$45.5	$233.0	$162.2

(a)  Included as a component of Other income (expense) in the company’s consolidated statement of operations.

Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure.  Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants.  It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures.  In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss).  Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.